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                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE


       NEOTHERAPEUTICS RAISES $8 MILLION FOR NEOTROFIN(TM) CLINICAL TRIALS
                       AND FUNCTIONAL GENOMICS SUBSIDIARY

Irvine, California - March 6, 2000 - NeoTherapeutics, Inc. (Nasdaq: NEOT; NEOTW) announced the completion of the sale to two institutional investors of 520,324 shares of common stock at $15.375 per share for a total of $8,000,000. The purchase price of the common stock was determined on the effective date, February 25, 2000, based on approximately 112% of the prior five-day average of the closing bid prices. In addition, the investors received 5-year warrants to purchase 104,000 shares of common stock at an exercise price of $21.00 per share.

"The proceeds of this financing will be used primarily to continue to expand our clinical trial program for NeoTherapeutics' lead compound, NEOTROFIN(TM), as a potential treatment for Alzheimer's disease, and to fund the further development of our new functional genomics subsidiary, NeoGene Technologies, Inc. The participating institutional investors are already NeoTherapeutics shareholders and we are pleased with their continuing confidence in our Company," stated Sam Gulko, NeoTherapeutics' Chief Financial Officer.

NEOTROFIN(TM) is being developed for nerve repair and regeneration, with Alzheimer's disease as its first clinical indication. Pre-clinical studies have demonstrated that NEOTROFIN(TM) causes the production of multiple natural nerve growth (neurotrophic) factors and restores function in animal models of cognitive decline, aging, neurodegeneration, and spinal cord injury. Human clinical studies have shown NEOTROFIN(TM) to be safe and tolerable and demonstrated its positive effects on memory and behavioral function in patients with Alzheimer's disease.

According to figures from the Alzheimer's Association, Alzheimer's disease presently affects over 4 million people in the U.S. and approximately 12 million patients worldwide, with associated health care costs of $80-$100 billion per year. Currently marketed drugs, such as Aricept, developed by Eisai and marketed by both Eisai and Pfizer, and Exelon, developed by Novartis, have been approved for the treatment of symptoms of mild to moderate Alzheimer's disease.

In October 1999, NeoTherapeutics acquired exclusive rights to license a technology platform from the University of California, Irvine (UCI) involving functional genomics and formed NeoGene to develop and market this technology. This platform focuses on the identification

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NeoTherapeutics Raises $8 Million for Neotrofin(TM)and Functional Genomics
Subsidiary
March 6, 2000
Page 2


of the natural substances - called ligands - that activate genes and trigger a response by novel orphan receptors. This technology uses proprietary molecular biology techniques to isolate orphan receptors and then screen thousands of natural ligands to discover how the gene is activated. These skills provide NeoGene with two important capabilities. The first is to find potential drug candidates for in-house development; and the second is to perform contract research for third parties.

The agreements with UCI grant NeoGene an option to acquire a license to all proprietary rights to research on orphan receptors being developed at UCI in exchange for funding of the research program. The term of the Agreement is three years, and it is renewable. In addition, NeoTherapeutics gains access to work already performed by UCI and Dr. Olivier Civelli, including the identification of ligands for three orphan receptors: 1) PrRP receptor (epilepsy), 2) MCH receptor (obesity) and 3) Urotensin II receptor (blood pressure). Patents are currently pending on all three ligands, and the patents will belong to UCI.

NeoTherapeutics is a leader in the field of nerve regeneration, repair and protection. The Company's research program is focused on designing and developing small molecules capable of treating a range of neurological diseases and conditions such as Alzheimer's and Parkinson's diseases, stroke, and spinal cord injury. Additional compounds in NeoTherapeutics' product pipeline address other health issues such as migraine and depression. NeoGene Technologies, Inc., NeoTherapeutics' subsidiary, is a functional genomics company engaged in the development of a broad platform of enabling technology called receptor-targeted drug design. NeoGene Technologies is using this technology to search for natural and synthetic compounds that can potentially be developed as drugs for treating many disorders. For additional Company information, visit the NeoTherapeutics web site at www.neotherapeutics.com.

This press release contains forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

CONTACTS:

Investment Community:                            Media:
Carol Gruetter                                   Kelly Finley
NeoTherapeutics, Inc.                            Halsted Communications, Inc.
Tel:     (949) 788-6700                          Tel:    (800) 600-7111 x.233
e-mail:  cgruetter@neotherapeutics.com                   (323) 225-1835
                                                 e-mail: kfinley@halsted.com


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